================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*




                              Neutral Tandem, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64128B108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 2 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 3 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 4 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 5 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        40,833 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               40,833 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,903,037 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 6 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        88 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               88 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,292 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 7 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 8 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  64128B108                   13G                          PAGE 9 OF 20
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 10 OF 20
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,862,204 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,862,204 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,862,204 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.0%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 11 OF 20
====================                                               =============


ITEM 1(a).   NAME OF ISSUER: Neutral Tandem, Inc.
             ---------------


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             ------------------------------------------------
             One South Wacker Drive, Suite 200, Chicago, IL, 60606.


ITEM 2(a).   NAMES OF PERSONS FILING:
             ------------------------
             New Enterprise Associates 10, Limited Partnership ("NEA 10"); NEA Partners 10, Limited Partnership, which is the sole general partner of NEA 10 ("NEA Partners 10"); M. James Barrett ("Barrett"), Peter
             J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Individual General Partners") who are the individual general partners of NEA Partners 10. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             ------------------------------------------------------------
             The address of the principal business office of NEA 10, NEA Partners 10, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich, Perry and Sandell is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris and Barrett is New Enterprise Associates, 5425 Wisconsin Ave., Suite 800, Chevy Chase, MD 20815.


ITEM 2(c).   CITIZENSHIP:
             ------------
             NEA 10 and the NEA Partners 10 are limited partnerships organized under the laws of the State of Delaware. Each of the Individual General Partners is a United States citizen.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
             -----------------------------
             Common Stock, $.001 par value ("Common Stock").


ITEM 2(e).   CUSIP NUMBER: 64128B108.
             -------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             ----------------------------------------------------------
             Not applicable.


ITEM 4.      OWNERSHIP.
             ----------

             (a) Amount Beneficially Owned: NEA 10 is the record owner of 3,846,185 shares of Common Stock as of December 31, 2008 (the "NEA 10 Shares"). As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares. As the individual general partners of NEA Partners 10, the sole general partner of NEA 10, each of the Individual General Partners may also be deemed to own beneficially NEA 10 Shares.

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 12 OF 20
====================                                               =============


                  NEA Partners 10 is the record owner of 16,019 shares of Common Stock as of December 31, 2008 (the "NEA Partners 10 Shares"). As the individual general partners of NEA Partners 10, each of the Individual General Partners may be deemed to own beneficially the NEA Partners 10 Shares in addition to the NEA 10 Shares, for a total of 3,862,204 shares (the "Firm Shares"). By virtue of NEA 10's relationship with NEA Partners 10 as affiliated entities with overlapping individual controlling persons, NEA 10 may also be deemed to own beneficially the NEA Partners 10 Shares.

                  Kramlich is the record owner of 88 shares of Common Stock as of December 31, 2008 (the "Kramlich Shares") and accordingly may be deemed to own beneficially the Kramlich Shares in addition to the Firm Shares, for a total of 3,862,292 shares.

                  Barris is the record owner of vested options to purchase up to 40,833 shares of Common Stock (the "Option Shares") within 60 days of December 31, 2008 and accordingly may be deemed to own beneficially the Option Shares in addition to the Firm Shares, for a total of 3,903,037 shares.

             (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets for each Reporting Person other than Barris are calculated based on 32,260,615 shares of Common Stock (the "10-Q Shares") reported to be outstanding by the Issuer on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2008. The percentage set forth on the cover sheet for Barris is calculated based on 32,301,448 shares, which includes the 10-Q Shares and the Option Shares.

             (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                  (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                  (iii) shared power to dispose or to direct the disposition of:
                        See Line 7 of cover sheets.

                  (iv)  shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

             Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             ---------------------------------------------
             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ----------------------------------------------------------------
             Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             -------------------------------------------------------------
             Not applicable.

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 13 OF 20
====================                                               =============


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ----------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             -------------------------------
             Not applicable.


ITEM 10.     CERTIFICATION.
             --------------
             Not applicable. This Amendment No. 1 to Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 14 OF 20
====================                                               =============


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    February 13, 2009

NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By:           *
         ---------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:               *
    --------------------------------
    Charles W. Newhall III
    General Partner


                  *
------------------------------------
Michael James Barrett


                  *
------------------------------------
Peter J. Barris


                  *
------------------------------------
C. Richard Kramlich


                  *
------------------------------------
Charles W. Newhall III


                  *
------------------------------------
Mark W. Perry

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 15 OF 20
====================                                               =============




                  *
------------------------------------
Scott D. Sandell


                  *
------------------------------------
Eugene A. Trainor III



                                                 *By: /s/ Shawn Conway
                                                      --------------------------
                                                      Shawn Conway
                                                      As attorney-in-fact








This Amendment No. 1 to Schedule 13G was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 16 OF 20
====================                                               =============

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

    Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Neutral Tandem, Inc.

    EXECUTED this 13th day of February, 2009.


NEW ENTERPRISE ASSOCIATES 10,
  LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By:           *
         ---------------------------
         Charles W. Newhall III
         General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:               *
    --------------------------------
    Charles W. Newhall III
    General Partner



                  *
------------------------------------
Michael James Barrett


                  *
------------------------------------
Peter J. Barris


                  *
------------------------------------
C. Richard Kramlich


                  *
------------------------------------
Charles W. Newhall III


                  *
------------------------------------
Mark W. Perry

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 17 OF 20
====================                                               =============




                  *
------------------------------------
Scott D. Sandell


                  *
------------------------------------
Eugene A. Trainor III




                                                 *By: /s/ Shawn Conway
                                                      --------------------------
                                                      Shawn Conway
                                                      As attorney-in-fact













This Agreement was executed by Shawn Conway on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 2.

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 18 OF 20
====================                                               =============

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

    IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of March, 2007.


                                            /s/ Forest Baskett
                                            ------------------------------------
                                            Forest Baskett


                                            /s/ M. James Barrett
                                            ------------------------------------
                                            M. James Barrett


                                            /s/ Peter J. Barris
                                            ------------------------------------
                                            Peter J. Barris


                                            /s/ Ryan Drant
                                            ------------------------------------
                                            Ryan Drant


                                            /s/ Shawn Conway
                                            ------------------------------------
                                            Shawn Conway


                                            /s/ Paul Hsiao
                                            ------------------------------------
                                            Paul Hsiao


                                            /s/ Vladimir Jacimovic
                                            ------------------------------------
                                            Vladimir Jacimovic

====================                                               =============
CUSIP NO.  64128B108                   13G                         PAGE 19 OF 20
====================                                               =============



                                            /s/ Patrick J. Kerins
                                            ------------------------------------
                                            Patrick J. Kerins


                                            /s/ Suzanne King
                                            ------------------------------------
                                            Suzanne King


                                            /s/ Krishna Kolluri
                                            ------------------------------------
                                            Krishna Kolluri


                                            /s/ C. Richard Kramlich
                                            ------------------------------------
                                            C. Richard Kramlich


                                            /s/ Charles M. Linehan
                                            ------------------------------------
                                            Charles M. Linehan


                                            /s/ Peter T. Morris
                                            ------------------------------------
                                            Peter T. Morris


                                            /s/ John M. Nehra
                                            ------------------------------------
                                            John M. Nehra


                                            /s/ Charles W. Newhall III
                                            ------------------------------------
                                            Charles W. Newhall III


                                            /s/ Jason R. Nunn
                                            ------------------------------------
                                            Jason R. Nunn


                                            /s/ Mark W. Perry
                                            ------------------------------------
                                            Mark W. Perry


                                            /s/ Michael Raab
                                            ------------------------------------
                                            Michael Raab


                                            /s/ Scott D. Sandell
                                            ------------------------------------
                                            Scott D. Sandell


                                            /s/ A. Brooke Seawell
                                            ------------------------------------
                                            A. Brooke Seawell

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CUSIP NO.  64128B108                   13G                         PAGE 20 OF 20
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                                            /s/ Eugene A. Trainor III
                                            ------------------------------------
                                            Eugene A. Trainor III


                                            /s/ Sigrid Van Bladel
                                            ------------------------------------
                                            Sigrid Van Bladel


                                            /s/ Ravi Viswanathan
                                            ------------------------------------
                                            Ravi Viswanathan


                                            /s/ Harry Weller
                                            ------------------------------------
                                            Harry Weller